Exhibit 10.2

CSXT-C-82552

CONTRACT SUMMARY

August 6, 2003

ISSUED                     , 2003      EFFECTIVE                     , 2003

COAL TRANSPORTATION AGREEMENT

BETWEEN

INDIANTOWN COGENERATION, L.P.

AND

CSX TRANSPORTATION

CSXT-C-82552

	TABLE OF CONTENTS
Article		Page

I	Definitions	1
II	Effective Date and Term	4
III	Incorporation of Documents	5
IV	Tender of Unit Train Shipments	5
V	Minimum/Maximum Per Car Weights	7
VI	Loading and Unloading	7
VII	Equipment Obligations	9
VIII	Equipment Maintenance	11
IX	Routing	12
X	Receiver Car Movements	13
XI	Diversion or Reconsignment	13
XII	Rates and Incentives	13
XIII	Rate Adjustment	15
XIV	Receiver Volume Guarantee	19
XV	Dead Freight for Solid Fuel Shortfall	19
XVI	Unit Train Shipment Detention Provisions	19
XVII	Coal Weights & Weighing Provisions	19
XVIII	Rounding	20
XIX	Payment & Credit Provisions	20
XX	Claims & Responsibility	21

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	TABLE OF CONTENTS (cont’d.)
Article		Page

XXI	Default	22
XXII	Force Majeure	23
XXIII	Abandonment	24
XXIV	Adjustment of Miscellaneous Charges	24
XXV	Tonnage Certification	25
XXVI	Notices	26
XXVII	Corporate Authority	27
XXVIII	Assignment	27
XXIX	Captions	29
XXX	Applicable Law	29
XXXI	No Waiver of Performance	29
XXXII	Counterparts	29
XXXIII	Confidentiality	29
XXXIV	Entire Route	30
XXXV	Records Inspection	30
XXXVI	Assumption Obligation & Refund Payment	30
XXXVII	Relationship with FP&L	31

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     THIS SOLID FUEL AGREEMENT is entered into as of           2003, by and between Indiantown Cogeneration, L.P., a Delaware limited partnership (“Receiver”), and CSX Transportation, Inc. (“Carrier”) for rail transportation services to Indiantown under the following terms and conditions.

WITNESSETH:

     WHEREAS, Receiver will source and supply Solid Fuel for use in an electric generating facility located at Indiantown, Florida, known as the Indiantown Generating Plant (“Indiantown, “Destination” or “ICLP” herein) and Receiver is in need of transportation service to move that Solid Fuel; and

     WHEREAS, Carrier provides railroad transportation for compensation and owns equipment and track necessary for rail movement of Receiver’s Solid Fuel from Origin via Direct Rail Shipments to ICLP.

NOW THEREFORE:

     For and in consideration of mutual covenants, provisions, benefits and agreements hereinafter made and contained and other good and valuable considerations flowing between the parties hereto, Carrier and Receiver do hereby covenant and agree as follows:

ARTICLE I – DEFINITIONS

     For purposes of this Agreement, the following definitions shall apply:

     1.     AAR – Shall mean the Association of American Railroads.

     2.     Actual Placement – Shall mean when the first Car of a Unit Train Shipment is placed in position for loading at Origin or unloading at Destination.

     3.     Ash Waste – Shall mean dry fly ash waste generated at the facility suitable for transportation in P.D. Cars, as specified herein.

     4.     Carrier Cars – Shall mean bottom dump, open top hoppers owned, leased or rented by Carrier and moving at Carrier Car Rates.

     5.     Carrier Car Rates – Shall mean the Rates per Ton stated in Appendix A for transportation of Receiver’s Solid Fuel from Origin to Destination in Cars supplied by Carrier, including all adjustments of such rates according to the provisions of Article XIII hereof.

     6.     Carrier Unit Train – A Unit Train made up entirely of Carrier owned, leased or rented Cars.

     7.     Cars – Shall mean any bottom dump open top hoppers, regardless of ownership.

     8.     Coal – Shall mean bituminous steam coal for delivery to ICLP.

     9.     Consignment – Shall mean all loaded Cars tendered to Carrier at one time under a single bill of lading. Except as otherwise provided by this Agreement, each Consignment shall be received subject to the terms and conditions of the Uniform Bill of Lading as published in the Uniform Freight Classifications, UFC 6000, Uniform Classification Committee, Agent, unless the parties otherwise agree to another bill document.

     10.     Constructive Placement – Shall occur when Actual Placement is prevented due to any cause, other than a Force Majeure event as set forth in Article XXII, attributable to Receiver or Origin. In the event of Constructive Placement, Cars shall be placed or held at the rail yard nearest to the scheduled Origin or Destination. Time spent in transporting a shipment from point of Constructive Placement to ICLP or Origin shall not be counted toward elapsed free time or detention charges.

     11.     Contract Year – Shall be each of the successive twelve-month periods matching a calendar year comprising the Term of this Agreement. Should any Contract Year hereunder be comprised of less than 365 days, then the obligations of each party hereto shall be honored on a pro rata basis.

     12.     Direct Rail Shipments – Shall mean a Unit Train movement of Solid Fuel originating from Origin on Carrier’s lines and terminating at ICLP and which remains on Carrier’s rail lines throughout the route of movement.

     13.     Effective Date – Shall have the meaning set forth in Article II.

     14.     Holidays – The following days are recognized as Holidays:

Day before New Year’s Day
New Year’s Day
Washington’s Birthday (President’s Day)
Good Friday
Easter
Memorial Day
Independence Day
Labor Day
Veterans Day

Thanksgiving Day
Day after Thanksgiving Day
Day before Christmas Day
Christmas

     15.     If one of these days falls on Saturday, the previous Friday shall be considered a Holiday unless a different day is designated as such by contract, applicable law, regulation, or proclamation, or labor agreement with either party’s employees. Home Shop – One or more facilities designated by Receiver and located on Carrier’s rail lines on the Normal Route of movement, used to repair or maintain Receiver owned/leased open top hopper equipment.

     16.     Monthly Loading Schedule – Shall mean a monthly schedule prepared by Receiver comprised of the following information:

Total Unit Train tonnage to be tendered by Receiver during the month.

     Unit Train tonnage to be tendered by Receiver at each Origin during the month.

A schedule which sets forth the expected date for each Unit Train to be tendered during the month.

     17.     NSTB – Shall mean the National Surface Transportation Board.

     18.     Normal Route – Carrier’s designated route of movement of Unit Trains from Origin Rate District to Destination and return.

     19.     Origin or Origins – Shall mean a loading point as set forth in Appendix A.

     20.     Rate District – Multiple origin loading points under one coal rate district as defined in Tariff CSXT 8200

     21.     Rates – Rates for transportation of Solid Fuel as defined in Appendix A and as adjusted in Article XIII.

     22.     Receiver Cars – Shall mean bottom dump open top hoppers owned, leased or rented by Receiver. In addition, any Carrier Cars which are moving at Receiver Car Rates under the provision of Article VIII shall be considered Receiver Cars only for the purpose of rate per ton application. The addition of new Shipper Unit Train trainsets will be rated at 286,000 pounds gross weight on rail (gwr).

     23.     Receiver Car Rates – Shall mean the Rates per Ton stated in Appendix A for transportation of Receiver’s Solid Fuel between Rate District or Origin and ICLP in Cars supplied by Receiver, including all adjustments of such Rates according to the provision of Article XII hereto.

     24.     Receiver Unit Train – A Unit Train made up wholly of Receiver Cars.

     25.     Solid Fuel – Shall mean all non-hazardous solid fuels including coal, pet coke, and synfuel, STCC’s 11-212-90 and 29-911-91 and 29-913-40 for delivery and consumption at ICLP.

     26.     Straggler – Shall mean a Car listed on Bill of Lading ticket as part of a Consignment, which becomes separated from the block of Cars making up the Consignment prior to placement for unloading.

     27.     Supplier – Shall mean any Solid Fuel or terminal operation(s) producer(s) or mine operator(s) or tipple operator(s) supplying Solid Fuel to Receiver for transportation hereunder.

     28.     Tariff 8200 Series – Shall mean the document titled Tariff CSXT 8200 as filed with the NSTB, including amendments thereto and reissues thereof in effect on the date of tender. In accordance with Tariff Governing Rules, changes to the Tariff shall apply uniformly to Carrier customers and not only Receiver.

     29.     Ton or Net Ton – Shall mean a ton of 2,000 pounds avoirdupois.

     30.     Unit Train or Train – Shall mean a shipment of at least 95 car trains of Solid Fuel billed on one day, from one loading point at one Origin, via one route, to one consignee, for one delivery at one Destination and necessary locomotives used in transporting Receiver’s Solid Fuel from Origin to ICLP pursuant to this Agreement.

ARTICLE II – EFFECTIVE DATE & TERM

     The Effective Date of this Agreement shall be the date on which Receiver’s Financing Parties and independent engineer consent to Receiver entering into this Agreement, or, if such consent is not received within forty-five (45) days from the Execution Date and such independent engineer shall have been deemed to consent to the execution of this Agreement under Receiver’s financing documents, the date on which such deemed consent shall have occurred (“Effective Date”). Receiver shall give prompt written notice to Carrier of the occurrence of the Effective Date. In no event shall this Agreement expire later than December 31, 2025, provided, however that this Agreement shall remain in effect with respect to any Solid Fuel tendered prior to, but not delivered to Destination by, December 31, 2025.

ARTICLE III – INCORPORATION OF DOCUMENTS

     This Agreement incorporates all tariffs (including late payment finance charges and fuel surcharges), and exempt circulars price lists that would apply if this Agreement did not exist as of the date of shipment tender. In the event of direct conflict between any incorporated item and the express terms of this Agreement, the express terms of this Agreement shall control.

ARTICLE IV – TENDER OF UNIT TRAIN SHIPMENTS

     1.     Monthly Loading Schedule – Receiver shall notify Carrier of Monthly Loading Schedules by telephone no later than the 25th day of the month preceding each month in which Receiver intends to make Unit Train tenders of Solid Fuel hereunder. Receiver shall also enter Monthly Loading Schedules via electronic computer based tools provided by Carrier. Management of train schedules will be governed by the then current Tariff 8200 Series. Once the schedule has been agreed to either party will make a good faith effort to accommodate such changes which shall also be coordinated with the supplier.

     2.     Unit Train Tender – A Consignment of Solid Fuel hereunder shall be deemed to be made by Receiver when the Solid Fuel is loaded in Cars at an Origin point. Carrier agrees to accept all such Consignments and deliver the Solid Fuel to the Destination as described in this Agreement, and subject to the terms and provisions of this Agreement.

     3.     Minimum Unit Train Weight – The Minimum Unit Train Weight tendered to Carrier hereunder shall be:

Carrier
Aluminum Cars	Carrier Steel Cars	Receiver Aluminum Cars

95 Cars – Average 10,600 tons per train during the calendar month	95 Cars – Average 9,500 tons per train during the calendar month	95 Cars – Average 10,200 tons per train during the calendar month

     4.     Light Loading of Unit Trains Caused by Receiver – If the average of all Unit Train consignments made under this Agreement in any calendar month is tendered to Carrier with less than the applicable Minimum Unit Train Weight for any reason caused by Receiver other than as a result of a Force Majeure event as provided in Article XXII, Receiver shall pay the difference of the Minimum Unit Train Weight and the Actual Average Unit Train Weight times the applicable rate originally on the freight bill.

     5.     Use of Carrier Cars in Receiver Unit Trains – If Receiver is unable to furnish sufficient equipment to satisfy the Minimum Unit Train Weight or otherwise desires to include Carrier Cars in a Receiver Unit Train, Receiver may request that Carrier Cars be provided and Carrier may supply such Cars. Unless otherwise provided, all Solid Fuel transported in Carrier Cars pursuant to this Paragraph will be charged for at the applicable Carrier Car Rate in Appendix A including all adjustments thereto according to Article XIII.

     6.     Light Loading of Receiver Unit Trains Caused by Carrier – If Carrier restricts loading for any reason or places at Origin a Receiver Unit Train of less than the scheduled number of Cars or less than the scheduled trainload weight, for any reason including damage to or shortage of Receiver Cars caused by Carrier, Carrier will substitute Carrier Cars of a minimum marked capacity of 100 tons and sufficient in number to meet the scheduled number of Cars and the scheduled trainload weight. In such instances, Carrier shall charge the Receiver Car Rate for Solid Fuel moving in Carrier Cars. When Carrier Cars have been substituted for Receiver Cars under the provision of this paragraph, then no demurrage shall accrue on substituted Cars for a period equal to free time plus twenty-four (24) hours. If Carrier fails to substitute such Carrier Cars or such Carrier Cars are insufficient to accept the full portion of the scheduled unit train weight that would otherwise have been carried by the scheduled number of Cars, then Receiver shall be relieved of its obligations under paragraph 4 of this Article IV and under paragraph 1 of Article XV to the extent of such shortfall.

     7.     Notice of Light Loaded Trains – Receiver shall require its Supplier to indicate on the Bill of Lading, or other similar document, on Unit Train shipments if Carrier tenders to Supplier at Origin insufficient Cars to allow Supplier to load the scheduled Minimum Unit Train Weight and the reason such Car shortage occurred, if known. If the Carrier actually caused the light loaded Train, Receiver shall be entitled to be billed at the scheduled Unit Train Rate.

     8.     Unit Train Size – Carrier will evaluate and report to Receiver on an annual basis whether capital changes or modifications to the existing rail infrastructure and route of movement safely and effectively support changes in Receiver Car Unit Train sizes.

ARTICLE V – MINIMUM/MAXIMUM PER CAR WEIGHTS

     1.     Minimum Per Car Weight – Except as otherwise provided, the minimum weight of each loaded Car in a Solid Fuel shipment will be the lesser of the marked capacity of the Car or 100 tons. When a Car is loaded with Solid Fuel to full visible or cubical capacity, and Supplier indicates on the shipping order or Bill of Lading that the Car is so loaded, then the actual weight will apply for billing. Receiver provided cars from the period of October 1, 2003 through June 30, 2004 and Receiver provided trip or short term lease cars allowed under Article VII.4 will have a minimum 3,800 cubical capacity. Receiver provided cars after July 1, 2004 will have a 4,200 cubical capacity.

     2.     Maximum Per Car Weight – Each Car in a shipment/consignment transported hereunder shall not exceed 286,000 pounds in gross loaded weight or the load limit of the Car. If Cars are found to be loaded in excess of the load limit of the Car or 286,000 pounds in gross loaded weight, the provisions and charges of the then current Tariff CSXT 8200 Series, including supplements thereto or reissues thereof, will apply.

     These charges are not subject to the provisions of Article XIII and will be increased only in the event that Carrier increases and publishes its standard tariff charges for all other receivers and receivers of Solid Fuel which other receivers’ and receivers’ Solid Fuel shipments are subject to such Tariff charges (See Article XXV).

ARTICLE VI – LOADING AND UNLOADING

     1.     Loading

Twenty-four (24) Hour Loading – Carrier shall coordinate the placement of empty Cars at Origins with the Suppliers. Subject to the provisions of Tariff CSXT 8200 Series, each Consignment tendered shall be loaded within twenty-four (24) hours.

Four (4) Hour Loading – If, subject to the provisions of Tariff CSXT 8200, Receiver elects to load a Unit Train in four (4) hours, then the four (4) hours loading Rates shall apply as stated in Appendix A. The four (4) hour period will be governed by the then current Tariff CSXT 8200 Series.

Receiver Notification – Receiver shall require all of its Suppliers tendering Solid Fuel to Carrier for transportation under this Agreement to accept Unit Trains upon arrival at Origin, twenty-four (24) hours a day, seven (7) days a week, except Holidays, provided Supplier receives proper notice from Carrier pursuant to Article VI, Paragraph 3. Loading and scheduling coordination will be in compliance with Tariff 8200 series provisions, including amendments thereto and reissues thereof.

     2.     Unloading – Carrier shall coordinate the Actual Placement of loaded Cars at ICLP and shall provide advance notice of arrival as specified in Paragraph 3 of this Article. Twelve (12) hours unloading free time shall be allowed at Destination as provided for in Article XVI. ICLP shall receive an additional four (4) hours of unloading free time if receipt of the train is + or – eight (8) hours from the time of notification by Carrier. Demurrage charges shall be in accordance with Tariff 8200 series.

     3.     Advance Notice – Carrier will provide Receiver not less than four (4) hours on weekdays, weekends and holidays advance notice upon leaving Baldwin yard of the arrival of Trains at ICLP via either voice, electronic, e-mail or other agreed upon means.

     4.     Approach and Departure – Unit Train shipments of Solid Fuel to Destination will approach from the north and Unit Train shipment of empty Cars and Ash Waste will depart Destination to the north.

     5.     Applicable Laws – Carrier will comply with all applicable laws regarding the blocking of any public or private road crossings serving Destination or the adjacent steam host facility. Blocking, as used in the prior sentence, means the time that a Unit Train is stopped at a road crossing. Carrier reserves the right to oppose at its cost and expense, any such road crossing that would interfere with its efficient operation of the Unit Train or other trains operating over such proposed road crossing.

     6.     Delivery Times – For its own purposes, Receiver has expressed a desire for delivery of Unit Train Solid Fuel shipments to Destination during daylight hours, but understands that it is not entitled to preferential treatment, that Carrier operates on a twenty-four (24) hour a day basis and that many factors are involved in determining the arrival time. Carrier is aware of Receiver’s desire and will attempt to accommodate that desire, so long as Carrier incurs no additional expense or adverse impact on its other train service or operation.

     7.     Sidetrack Agreement – Carrier’s rail operations at Destination shall be governed by a separate private sidetrack agreement previously executed by Carrier and Receiver.

ARTICLE VII – EQUIPMENT OBLIGATIONS

     1.     Carrier Equipment Obligation – Carrier shall furnish locomotives and Carrier supplied Cars in accordance with the terms of this Agreement. Carrier shall furnish sufficient locomotives to transport Receiver Cars in Unit Train service. Carrier shall provide locomotives maintained for good working order and Carrier Cars in sufficient quantities for the purposes contemplated under this Agreement. Once Carrier has committed Carrier Cars to this service, Receiver must request AAR OT-5 approval from Carrier to place Receiver Cars into this service under this Agreement, subject to the provisions of this Article VII, Paragraph 2.

     2.     Receiver Equipment Obligation – Receiver Cars may be placed in service on or after the Effective Date. If Receiver elects to remove dedicated Receiver Cars from service, Receiver shall provide Carrier twelve (12) months advance written notice. After removing dedicated Receiver Cars from service, Receiver shall provide Carrier with twelve (12) months advance written notice before placing dedicated Receiver Cars back in service.

     Not withstanding anything herein, to the contrary, if Receiver places or removes a set of Receiver Cars with less than twelve (12) months advance written notification, then Receiver will pay to Carrier a capital impact fee of $25,000.00 per set per month short of the twelve month notification. Example; five (5) months advance notification is provided for set removal. A capital impact fee of (twelve minus five) times $25,000 or $175,000 will apply. Payment shall occur within thirty (30) days of placement or removal of Receiver Cars. This impact fee would not apply to the placement of the initial three (3) sets of Receiver cars in calendar year 2003. If ICLP requires additional equipment during this period Carrier will supply Carrier Cars at the Carrier Car Rate levels defined in Appendix A.

     3.     Receiver Equipment Amount – It is intended that a maximum of three (3) sets of Receiver Cars may be placed in ICLP services. The first three (3) sets are subject to the provisions of Article VIII, paragraph 2. Each set will consist of at least 95 Cars plus 7% additional spare Cars in actual service and an additional 3% spare Cars to be secured as required from the leasing company. Receiver Cars shall be suitable and in sufficient quantities for the purpose contemplated in this Agreement and Receiver shall maintain Receiver Cars in good working order and repair (or cause such maintenance to take place). If from time to time greater than three (3) sets are required, Receiver is permitted to trip lease or short-term lease additional Receiver Car sets to support additional needs or unique loading schedule requirements. These additional Receiver Cars will be coordinated with Carrier in advance to minimize operational conflicts. Receiver shall provide seven (7) days prior written notice before putting additional Receiver Car sets in service, including expected load date and location. If

Carrier cannot reasonably accommodate such schedule, Carrier shall notify Receiver within three (3) days of such notice from Receiver.

     4.     Damage to Receiver Cars – If Receiver Cars are damaged, derailed, or destroyed while in the custody and control of Carrier, Receiver’s designated employee shall be notified as soon as practicable within forty-eight (48) hours of such occurrence. Written notification of the damage, derailment or destruction of such Receiver Cars will be furnished to Receiver within five (5) days of the occurrence and will include, but will not be limited to (1) Car Initial and Number; (2) a description of the damaged, derailed, or destroyed Receiver Cars; (3) cause of the damage, derailment or destruction (if known); (4) the date, time and location of the damage, derailment or destruction occurred; and (5) any known substantiating details. If the damaged Receiver Car can be economically repaired (depreciated value of damaged Receiver Car exceeds the estimated cost of repair per Association of American Railroads Interchange Rules), Carrier will make such repairs at its own expense to the reasonable satisfaction of the Receiver and return repaired Receiver Cars to service as soon as commercially practicable based on parts availability and repair shop schedules, or other factors that would delay the return of the affected Cars to service. Carrier agrees to use all reasonable measures to expedite the repair of such Cars. Notwithstanding the foregoing, Receiver may request and Carrier will supply periodic written reports on the progress made by Carrier in its efforts to meet its obligations to expedite repair or replacement of the affected Cars. If Receiver Cars are damaged under the conditions stated herein (except for damage due to defect in design, materials and original workmanship), Carrier will furnish Carrier Cars in sufficient number to replace the tonnage lost at no additional cost to the Receiver and at Receiver Car Rates, until such time as the damaged or derailed Receiver Cars are repaired and/or settlement for destroyed Cars is received. Should Receiver choose to replace damaged Receiver Cars, Receiver must notify Carrier in writing of this intent within thirty (30) days following the damage to the Receiver Cars, and provide periodic updates regarding the status of the replacement Receiver Cars. All repairs and/or replacements must meet standard Association of American Railroad rules and regulations. If the Receiver Cars cannot be economically repaired (estimated cost of repair exceeds depreciated value of damaged Receiver Car per Association of American Railroads Interchange Rules Rule 107, Carrier shall provide settlement value to Receiver. Settlement for all Receiver Cars destroyed while in Carrier control shall be on the basis of new cost reproduction less the accumulated depreciation and salvage value of the destroyed equipment in accordance with the then current Association of American Railroads Interchange Rules, provided, however, that such destruction is not the result of a defect in design, materials and/or workmanship in the Cars. Such amount will be processed by Carrier in accordance with Article XX. Disputes under this provision shall be handled under the procedures set forth under Article XXII of this Agreement.

     5.     Non-Application of Mileage Allowance – Carrier shall not use Receiver Cars for transporting any product other than as provided for in this Agreement. All such Receiver Cars must have AAR OT-5 approval from Carrier prior to placement on Carrier. No mileage allowance payments, per diem charges or similar charges will be paid by Carrier for use of Receiver Cars for transportation subject to this Agreement.

ARTICLE VIII– EQUIPMENT MAINTENANCE

     1.     Preventative Maintenance on Receiver Cars – Upon request from Receiver, confirmed in writing within five (5) days, designated Receiver Cars moving in Unit Train service will be delivered by Carrier for repair or maintenance to Receiver’s designated Home Shop on Normal Route of movement. For the switching service involved, Carrier will charge and Receiver agrees to pay in accordance with the provisions of the then current Tariff CSXT 8200 Series.

     2.     “Bad Order” Receiver Cars – Carrier agrees that if a Receiver Unit Train is stopped by Carrier for removal of Receiver Cars designated as “bad-order” or requiring “running” repairs or maintenance, Carrier will transport such Cars to the nearest maintenance facility operated by or for Carrier for repair or maintenance. In addition, Carrier agrees that upon completion of repairs or maintenance to such Receiver Cars, Carrier will pick up such Cars from the specific maintenance facility and replace them in the next scheduled Receiver Unit Train on either the loaded or return empty movement as discussed with Receiver. No charges shall be assessed for the movement of Cars requiring said repairs or maintenance to and from Carrier’s maintenance facility or for removal and replacement of such Cars in Receiver Unit Train.

     3.     Authorization for Repair on Receiver Cars – Carrier shall report to Receiver any maintenance work which Carrier believes is necessary under the AAR Interchange Rules, but Carrier shall not undertake to do any such maintenance unless the repair work is approved in advance by Receiver except for such running maintenance repairs as are necessary to keep Receiver Cars in safe working order. Any maintenance repairs performed by Carrier shall be done in accordance with the AAR Interchange Rules and at a charge no greater than that contained in the aforementioned Rules, as amended or superseded. Claims against Receiver for equipment maintenance shall be made in writing, supported by all relevant documentation, and shall be processed by the Receiver in accordance with the same time frames specified for payment as outlined in Article XX. Receiver also has the right to inspect any and all such bad-order maintenance, or running maintenance repairs performed by Carriers and reject any claim, or portion of claim, for work that does not meet the standards of the AAR interchange Rules.

     4.     Third Party Inspection – If Receiver disputes Carrier’s claimed bad-order or running maintenance and repairs for any or all Receiver Cars, Receiver may, at its option, solicit the services of a qualified third party mutually selected by Receiver and Carrier to inspect and evaluate any and all bad-ordered and running repair claims of the Carrier. The AAR Mechanical Division Arbitration Committee may serve as the third party inspector. The decision of this third party shall be final and binding on all parties to this Agreement.

     5.     Inspection and Repairs – When Carrier performs any maintenance and repairs, Carrier agrees to provide a complete inspection of such Receiver Cars and notify Receiver at that time of any additional observed problems that need correction. If the facility at which Carrier performs this inspection cannot handle such repairs, Carrier will transport the Cars to the nearest facility located on Carrier lines that can perform such repairs or to the Receiver’s maintenance facility at Receiver’s option at no cost to the Receiver.

ARTICLE IX – ROUTING

     All shipments transported hereunder shall be routed wholly over Carrier’s line haul routes. Freight rates in this contract apply only via Carrier’s line haul routes. However, in the case of a disability such as pronounced congestion, washout, wreck or other condition preventing Carrier from moving a Unit Train via Carrier’s Normal Routes, other than in the case of a Force Majeure event as provided in Article XXII, Carrier will exert reasonable efforts to select an alternative route or routes during the period of disability and will observe and apply the Rates as provided herein. In the event that the routing set forth in this Agreement become inoperable, or otherwise impassable, except as excused under the provisions of Article XI, it will be the sole responsibility of the Carrier to ensure the Receiver’s actual contract tonnage guarantee tendered by Shipper under the provisions of this Agreement is transported to the Facility at no additional cost to Receiver.

ARTICLE X – RECEIVER CAR MOVEMENTS

     For service under this Agreement, Carrier agrees to move any newly acquired Receiver Cars from the point of purchase or lease to the Origin for the first loading of Solid Fuel at no cost to the Receiver. This provision shall apply to all new Receiver Cars acquired for service over the life of the Agreement. Receiver will be responsible for any charges assessed by a railroad other than Carrier.

ARTICLE XI– DIVERSION OR RECONSIGNMENT

     If Receiver wishes to divert or reconsign a shipment/consignment transported under this Agreement, the charges and provisions published in Tariff CSXT 8200 Series, rules and regulations, including amendments thereto and reissues thereof, which would be applicable to such diversion or reconsignment, absent this Agreement, shall apply.

ARTICLE XII – RATES AND INCENTIVES

     1.     Rates – Receiver agrees to pay Carrier the applicable Carrier Car and Receiver Car Rates for the transportation and delivery of Solid Fuel from Origins to Destination as of the Effective Date of this Agreement as set forth in Appendix A as adjusted. These Rates apply on all Solid Fuel transported under this Agreement and are applicable to shipments on the date shipments are loaded at Origin. The Solid Fuel Rates shall be adjusted according to the provisions of Article XIII of this Agreement.

     2.     Adding Rate Districts – Receiver and Carrier will mutually work together to add new Origin Rate Districts as new sources of Solid Fuel are identified.

     3.     Ash Waste Tonnage Declaration – In respect of the Contract Year ending on December 31, 2003, Receiver declares that it will tender a minimum of 100 carloads of Ash Waste during the remainder of calendar year 2003 assuming a contractual agreement has been signed by Receiver and an Ash Waste disposer on the CSX system by October 1, 2003. Receiver shall pay Carrier Level 1 Rates (which shall not be adjusted to Level 2 Rates) for period of the Effective Date of this Agreement through the end of calendar year 2003, if no acceptable Ash Waste disposal firm is found that is located on the CSX system. No later than December 1, 2003, and each December 1 thereafter, Receiver will make a declaration to Carrier of the total carloads of Ash Waste expected to be Tendered during the following Contract Year. ICLP shall notify Carrier of any revisions to the Declared Carloads prior to the start of a Contract Year as soon as the need therefore becomes known. To the extent known and practicable at the time. The Rates initially billed pursuant to Appendix A shall be based on Shippers Declared Carloads.

4. Rate Level Billing Adjustments

A. Receiver and Carrier acknowledge that they anticipate that shipments will be billed at the Level I Rates set forth on Appendix A. The Level II Rates set forth on Annex A shall only be applicable in the event the Minimum Threshold of Ash Waste (as defined below) is not met. In the event the actual Carloads of Ash Waste Tendered by Receiver do not meet the Minimum Threshold of Ash Waste thereby resulting in the Level II Rate being applicable to shipments in accordance with this Article XII and Appendix A, then the charges for the Tons Tendered in the Contract Year shall be recalculated at the Level II Rate. The total amount of the difference between the transportation charges paid using the Level I Rate and those so recalculated using the Level II Rate shall be recalculated within 15 business days from the end of the Contract Year and shall be paid by Receiver to Carrier via check or wire transfer within 45 days after the recalculation is made.

B. The minimum volume of Carloads of Ash Waste is, subject to the remaining provision of this Article XII, anticipated to be 500 Carloads. This projection of 500 Carloads is based on the assumption that the Destination will consume 900,000 tons of Solid Fuel. In the event the Destination does not consume 900,000 tons of Solid Fuel as a result of dispatch by Florida Power & Light, Force Majeure or any other reason outside the reasonable control of Receiver, such 500 Carloads shall be reduced by one (1) Carload for each 1,000 Tons of Solid Fuel less than 900,000 Tons actually consumed by the Destination. The 500 Carloads of Ash Waste, as adjusted above, is the “Minimum Volume of Ash Waste.”

C. In the event that the Receiver does not declare to the Minimum Volume of Ash Waste during any Contract Year, Level II Rates are applied to shipments of Solid Fuel until the Minimum Threshold of Ash Waste is satisfied for such Contract Year, then (i) Level I Rates shall apply for the following Contract Year, (ii) Level I Rates shall apply for that Contract Year as of the date of the first shipment after that which resulted in the Minimum Threshold of Ash Waste being satisfied and subsequent bills will be calculated using the Level I Rate; and (iii) the charges for the Tons Tendered earlier in the Contract Year shall be recalculated at the Level I Rate within 15 business days of when the Minimum Volume of Ash Waste is satisfied. The total amount of the difference between the transportation charges paid using the Level II Rate and those so recalculated using the Level I Rate shall be paid by Carrier to Receiver via check or wire transfer within 45 days after the recalculation is made.

ARTICLE XIII – RATE ADJUSTMENT

     1.     Procedure – All Solid Fuel charges contained herein shall be adjusted quarterly, upward or downward, utilizing the adjustment index described in Paragraph 2 of this Article XIII. Adjustments shall become effective January 1, April 1, July 1, and October 1 of each calendar year, with the first adjustment to become effective on July 1, 2003. Carrier shall provide Receiver with written notice of each adjustment along with supporting calculations, as soon as the adjustment index information is available

     2.     Indices and Sources – The adjustment index is available from the following sources:

          2.1 Components of Adjustment Index:

2.1(A).	Rail Cost Adjustment Factor, Adjusted for Productivity [RCAF(A)] – Source: 2.2(A)

2.1(B).	Rail Cost Adjustment Factor, Unadjusted for Productivity [RCAF(U)] – Source: 2.2(A)

2.1(C).	Implicit Price Deflator for Gross National Product, Gross National Product – Source 2.2 (B)

2.1(D).	Implicit Price Deflator, Gross National Product, Personal Consumption Expenditures – Source: 2.2(B)

2.1(E).	Producer Price Index, All Commodities – Except Farm Products Table 8 – Source: 2.2(C)

2.1(F).	Producer Price Index, Industrial Commodities Less Fuel and Related Products and Power – Source: 2.2(C)

          2.2. Sources of Components:

2.2(A).	Ex Parte No. 290 (sub-No. 5), Quarterly Rail Cost Adjustment Factor (the Sub-No. 5 Proceeding), disseminated by the American Association of Railroads. This document includes both RCAF(A) and RCAF(U).

2.2(B).	United States Government Printing Office, Economic Indicators, prepared for the Joint Economic Committee by the Council of Economic Advisors

2.2(C).	Producer Prices and Price Index Data, Monthly Report, U.S. Department of Labor, Bureau of Labor Statistics, U.S. Government Printing Office

     The parties recognize that the RCAF(A) and RCAF(U) as promulgated quarterly by the NSTB in the Sub-No. 5 Proceeding are each calculated in accordance with the procedures and computational methodologies adopted by the NSTB in Ex Parte 290 (Sub-No. 2), Railroad Cost Recovery Procedures, 1 NSTB. 2d 207 (1984) [for RCAF(U)] (the Sub-No. 2 Proceeding), and in Ex Parte 290 (Sub-No. 4), Railroad Cost Recovery Procedures – Productivity Adjustment, 5 NSTB 2d 434 (1989), aff’d sub nom. Edison Electric Institute, et al. v. NSTB, 969 F.2d 122 (D.C. Cir. 1992) [for RCAF(A)] (the Sub-No. 4 Proceeding). The parties agree that the RCAF(A) and RCAF(U) promulgated by the NSTB shall be used in calculating rate adjustments pursuant to this Article XIII only so long as any changes, modifications or alterations in the procedures and computational methodologies, which are used to derive the RCAF(A) and RCAF(U) are made in accordance with the requirements of 5 USC 551-706 (Administrative Procedure Act) and/or other governing statute. If the RCAF(A) and RCAF(U) or the procedures and computational methodologies used to derive the RCAF(A) and RCAF(U) are changed by any means other than as specified above, then Paragraph 9 of this Article XIII shall be applicable. The thirty (30) days specified therein shall commence from date any such change is publicly announced by the NSTB by a Notice, a Decision, or an Order.

     3.     Adjustment Index

          A. The amount of each quarterly adjustment for Carrier and Receiver Car Rates and other charges referencing this Article

           XIII shall be determined according to the following weighted average index:

25.0%	–	RCAF(A)

25.0%	–	RCAF(U)

12.5%	–	Producer Price Index (All Commodities – except Farm Products – Table 8)

12.5%	–	Gross National Product – Implicit Price Deflator

12.5%	–	Personal Consumption Expenditures – Implicit Price Deflator

12.5%	–	Producer Price Index – Industrial Commodities Less Fuel and Related Products and Power.

100.0%

     4.     Adjustments – The quarterly adjustment to the Rates in Article XII and other adjustable items within the Agreement shall be calculated for each component listed below by comparing the Numerator Index Figure with the Denominator Index Figure first published on the dates indicate below:

		Publishing Date	Publishing Date
Adjustment		Numerator	Denominator
Date	Index	Index Figure	Index Figure

January 1	2.1(A), 2.1(B),	Quarter Ended	Quarter Ended
	2.1(C), 2.1(D)	Previous Sept.	Previous June

	2.1(E), 2.1(F)	September	June

April 1	2.1(A), 2.1(B),	Quarter Ended	Quarter Ended
	2.1(C), 2.1(D)	Previous Dec.	Previous Sept.

	2.1(E), 2.1(F)	December	September

July 1	2.1(A), 2.1(B),	Quarter Ended	Quarter Ended
	2.1(C), 2.1(D)	Previous March	Previous Dec.

	2.1(E), 2.1(F)	March	December

October 1	2.1(A), 2.1(B),	Quarter Ended	Quarter Ended
	2.1(C), 2.1(D)	Previous June	Previous March

	2.1(E), 2.1(F)	June	March

     5.     Index Reference Period – Quarterly adjustment of the Rates, subject to this Agreement, shall occur when there is a change in the weighted average index described in Paragraph 3 of this Article.

     6.     Quarterly Percent Change Factor – The product of the weighted average for each component set forth in Paragraph 3 of this Article times the percent increase (or decrease) in such component over the prior quarter as described in Paragraph 4 of this Article shall be called the Adjusted Component Average. The Adjusted Component Average for each component shall be summed and the resultant sum will be hereinafter called the Weighted Total. The Weighted Total shall be added to the weighted average index for the prior quarter (Prior Quarter Weighted Average Index) and the resultant sum will be called the Current Quarter Weighted Average Index. The Current Quarter Weighted Average Index shall be divided by the Prior Quarter Weighted Average Index and the resultant quotient will be hereafter called the Quarterly Percent Change Factor. The Quarterly Percent Change Factor for Carrier Cars shall be multiplied by the applicable Carrier Car Rates in Appendix A, as adjusted according to this Article, and by the other applicable charges contained herein to determine the Carrier Car Rates and other adjustments as of the current quarter. The Quarterly Percent Change Factor for Receiver Cars shall be multiplied by the applicable Receiver Car Rates in Appendix A to determine the Receiver Car Rates as of the current quarter.

     7.     Index Publication – If the publisher of any index used in the adjustment index or a successor organization ceases to publish any index series required for the calculations outlined in this Article, or materially alters the methodology by which the index or indices are derived, the parties shall agree whether to keep using the index or to substitute a different method that most closely matches the economic structure of the discontinued or altered index or indices to be used for adjustments for the remainder of the Contract Term. If within ninety (90) days after the cancellation or alteration of the index or indices, the parties are unable to reach agreement on a replacement index or indices, then the Producer Price Index (All Commodities except Farm Products – Table 8) published by the U.S. Bureau of Labor Statistics will be used until a mutually acceptable replacement index is selected.

     8.     Contingency if RCAF is Rebased by the NSTB – In the event any subsequent RCAF(A) or RCAF(U) is rebased by the NSTB, the Quarterly Percent Change Factor for the affected quarter shall be determined by using the RCAF(A) or RCAF(U) as if one or both, as the case may be, had not been rebased.

     9.     Limit on Quarterly Percent Change Factor – For each Contract Year the upward or downward adjustment of the Rates shall be limited to 2.2% per quarter, or 9.52% per Contract Year. These limits reflect a “cap” on the upward or downward adjustment of the Rates for any one (1) quarter of the affected year. If the Quarterly Percent Change factor reflects a change equal to or less than the quarterly cap, then the Rates will be adjusted accordingly. If the Quarterly Percent factor reflects a change exceeding the quarterly cap, then the actual adjustment to the Rates will be limited to the then effective quarterly cap.

ARTICLE XIV – RECEIVER VOLUME GUARANTEE

     1.     During each Contract Year, Receiver agrees to tender to Carrier for transportation pursuant to this Agreement 95% of all Solid Fuel received at ICLP (by all transportation modes) by Receiver.

ARTICLE XV – DEAD FREIGHT FOR SOLID FUEL SHORTFALL

     1.     Rate Assessed on Tonnage Shortfall – If, in any Contract Year, Receiver fails to tender the Receiver Volume Guarantee amount of Solid Fuel as stated in Article XIV, Receiver agrees to pay Carrier Dead Freight for that Contract Year. Dead Freight shall be the tonnage shortfall multiplied by $5.39 per Ton. Receiver agrees such Dead Freight rates are reasonable and will not be considered a penalty. Carrier agrees that (a) notwithstanding anything herein to the contrary, such Dead Freight payments shall be Carrier’s only remedy for any shortfall in the Receiver Volume Guarantee amount, and (b) Receiver’s failure to tender the Receiver Volume Guarantee amount shall not be a breach or default of this Agreement. Dead Freight charges shall be subject to adjustment as provided in Article XIII.

ARTICLE XVI – UNIT TRAIN SHIPMENT DETENTION PROVISIONS

     1.     Carrier’s Right to Detention Charges at Destination (ICLP) – Receiver is responsible for detention charges, if any, which are assessed at Destination. Receiver will pay Carrier detention charges which accrue at Destination from Receiver in accordance with detention terms, conditions and charges set forth in Tariff CSXT 8200 Series. However, Receiver shall be allowed twelve (12) hours for unloading a Unit Train.

ARTICLE XVII – COAL WEIGHTS AND WEIGHING PROVISIONS

     1.     Weighing Charges – The Rates in Appendix A do not include the service of weighing by Carrier. Weights for the assessment of the Solid Fuel freight charges will be determined by scales located at Origin. Such scales must be installed, tested and maintained in accordance with the then current edition of the AAR Scale Handbook. Any “Batch” weighing system at Origin must be capable of loading each car to plus or minus one percent (1%) of its load limit capacity. There shall be no separate Carrier weighing charge applicable to Solid Fuel moving under the conditions of this Agreement unless those scales located at the involved Origin or ICLP are either inaccurate or inoperable. In that event those scales located at the Origin or ICLP are either inaccurate or inoperable, Receiver may request the Carrier to weigh the Cars along the Normal Route of movement at the applicable tariff weighing charges set forth in Tariff CSXT 8200 Series.

     2.     Estimated Weights – In the event accurate actual weights are temporarily unavailable, freight charges will be determined by the average of the actual weights of each Car in the five most recent accurately weighed loaded Trains from the Origin. The average weight per car would then be multiplied by the actual number of unweighed Cars in the unweighed Train or Trains.

     3.     Determination of Individual Car Weights – In the event that actual per Car weights are not available, per car weights will be determined by dividing the actual weight of the Train by the number of Cars in the Train.

ARTICLE XVIII – ROUNDING

     Unless otherwise provided, all computations made pursuant to this Agreement shall be calculated to the second (2nd) decimal place. If, in the performance of a calculation, the number in the third (3rd) decimal place is equal to or greater than five, the second (2nd) number after the decimal place shall be raised to the next higher number. Otherwise, the number in the second (2nd) decimal place shall not change.

ARTICLE XIX – PAYMENT AND CREDIT PROVISIONS

     1.     Application of Rates – Rate Levels will be determined in accordance with Appendix A. The date the Consignment was tendered to Carrier, the loading time and Train size at Origin shall determine the Rate.

     2.     Invoice and Payment. At the end of a designated Business Week (example Thursday through Wednesday) Carrier will transmit an invoice within twenty-four (24) hours to Receiver. ICLP must identify any disputes within forty-eight (48) hours of receipt of invoice from Carrier. Payment will be in accordance with CSXT ACH DEBIT Procedures. Carrier will initiate electronic funds transfer debits against ICLP asset account fourteen (14) days after receipt of invoice, in connection with freight and other charges billed by Carrier, and ICLP authorizes the financial institution named to credit such entries directly to Carrier’s account.

     3.     Payments to Receiver – Carrier agrees to make any payment due to Receiver under this Agreement to the following account:

     The Bank of New York Trust Company of Florida, NA
     Towermarc Plaza
     10161 Centurion Parkway
     Jacksonville, FL 32256
     ABA# 021000018
     GLA# 111-565
     TAS # 427385
     Indiantown Tax Revenue Account
     ATTN: Trustee

ARTICLE XX – CLAIMS AND RESPONSIBILITY

     1.     Claims Procedure – Carrier shall provide oral or electronic notification to Receiver of the loss or damage of Receiver’s Solid Fuel and/or equipment as soon as practical (within forty-eight (48) hours after such occurrence. Written notification of the damage, derailment, or destruction of such Receiver Cars and/or loss of Solid Fuel will be furnished to Receiver within five (5) days and will be documented according to Article VII, paragraph 4.

     2.     Written Detail – Claims against Carrier for loss of or damage to Receiver Cars, Solid Fuel or other property and claims against Receiver for loss of or damage to Carrier’s locomotives, or Cars, shall be made in writing and supported by required documentation. Such claims shall be processed, investigated, resolved and paid within ninety (90) days of Receiver’s notice. Claims for loss and/or damage to Solid Fuel must be filed in writing with Carrier by Receiver within nine (9) months from date of delivery or expected date of delivery, and must be properly supported by copy of shipping document, evidence of Origin, condition, evidence of value and evidence of loss. Any suit must be filed within two (2) years from the day when notice in writing is given by Carrier to Receiver that Carrier has disallowed the claim or any part or parts thereof specified in the notice.

     3.     Application of AAR Interchange Rules – Receiver and Carrier shall abide by the AAR Interchange Rules (including amendments thereto) with respect to all matters therein contained, including without limitation, responsibility for loss of damage to Receiver Cars, and standard charges for repairs to Receiver Cars not specifically provided for in this Agreement. If, however, such Rules and this Agreement conflict, the terms and conditions of this Agreement shall govern.

     4.     Uniform Bill of Lading – Claims for loss of or damage to the Solid Fuel to be transported hereunder shall be subject to all applicable provisions of the Uniform Straight Bill of Lading or Tariff UFC 6000-F, including amendments thereto and reissues thereof. If, however, such provision and this Agreement conflict, then the provision of this Agreement shall govern.

     5.     Carrier’s Liability for Solid Fuel – The liability of Carrier for loss of or damage to Solid Fuel transported under this Agreement shall be governed by the provisions of 49 USC Section 11707, limited to the extent allowed by law by the following:

(a)	The combined liability of Carrier, its agents, servants and employees to the Receiver for such loss or damage shall be limited to the invoice value of such Solid Fuel plus any direct cost incurred by Receiver.

(b)	No punitive or consequential damages may be sought or awarded for such loss or damage by any Party to this Agreement.

ARTICLE XXI – DEFAULT AND REMEDIES

     1.     Notification Procedures – It is the intent of the parties to be bound by the terms and conditions of this Agreement. When in the opinion of either party to this Agreement, the other is in breach of this Agreement that could become a default as provided in paragraph 2 of this Article XXI, the aggrieved party shall notify the other party in writing as to: 1) the nature of the breach; 2) the date upon which the breach appears to have commenced; 3) the action necessary to remedy the breach; and 4) the estimated dollar amount of injury to the aggrieved party as a result of the breach.

     2.     Time Limit – If the Carrier or Receiver is in breach of the provisions of this Agreement (other than as a result of a Force Majeure event as provided in Article XXII), including without limitation for failure to tender or transport, as the case may be, Solid Fuel in accordance with this Agreement, and such breach is not cured within a period of thirty (30) days after written notice thereof, then such party shall be in default hereunder and the damages specified in paragraph 3 of this Article XXI shall apply.

     3.     Damages – In the event of a default as provided in paragraph 2 of this Article XXI, damages shall be as negotiated by the parties or, in the event that the parties can not reach agreement within forty-five (45) days from the expiration of the 30-day period provided in paragraph 2 of this Article XXI (or such other period as the parties may agree), then the parties shall have recourse to any rights and remedies provided under applicable law.

     4.     Remedies In the event of the occurrence of a Default the non-defaulting party at its option may in addition to, and without waiving any rights or remedies it may have under the Uniform Commercial Code, or in equity or at law:

(a)	Cancel this Agreement as permitted by applicable law, with respect to the defaulting party, whereupon all of the obligations of the non-defaulting party shall cease; or

(b)	Suspend performance under this Agreement until it receives adequate assurance from the defaulting party that it will perform its obligations hereunder. In no event shall either party be liable for special, consequential, indirect or punitive damages as a consequence of a Default.

ARTICLE XXII – FORCE MAJEURE

     1.     Definition of Force Majeure – The term “force majeure” or “Force Majeure” means any event which is beyond the reasonable control of and occurs without fault or negligence of the party asserting the existence and effect of such disabling condition, and which wholly or partially prevents the performance of any of the duties and responsibilities of that party asserting the force majeure (other than obligations of such party to pay or expend any monies due to or owing to the other party under this agreement for or in connection with the performance or such party’s duties and responsibilities under this Agreement prior to the occurrence of the event of Force Majeure) provided that the affected party uses reasonable efforts to mitigate or remedy its inability to perform hereunder. Force Majeure events may include, but are not limited to, acts of God; acts of the public enemy; fire; flood; high water; ice; washout; explosion or other serious casualty; unusual and extremely severe weather; war (whether declared or not); warlike circumstances; mobilization; revolution; riot or civil commotion; legal intervention; regulations or order of governmental authority; strike; lockout or other labor disputes (labor disputes may be resolved solely at the discretion of the party having the difficulty); or breakdowns of or damage to plant, equipment, track or facilities (including rail loading and unloading facilities and equipment).

     2.     Force Majeure Occurrences Affecting Other Parties – The failure, as a result of a Force Majeure event as provided herein, of the Supplier to deliver Solid Fuel pursuant to Receiver’s Agreement or commitment between the Receiver and Supplier shall constitute an event of Force Majeure assertable by Receiver against Carrier.

     3.     Notice and Relief Under Force Majeure – If, because of an event of Force Majeure, either Receiver or Carrier is unable to carry out its obligations to the other party under this agreement, the affected party must give the other party verbal notice within forty-eight (48) hours and written notice of such Force Majeure within five (5) days, describing the event of Force Majeure, the expected duration of the event and describing that portion of the affected party’s performance it anticipates will be rendered impossible by the event of Force Majeure. Only after such notice is given will the obligations of both parties under this Agreement be totally excused to the extent, but only to the extent, made necessary by such Force Majeure and only during the continuance of the event. Each party agrees to use its commercially reasonable best efforts to eliminate the effect of such Force Majeure with all reasonable dispatch, and neither party shall be liable to the other for loss, damage or equipment detention caused by such Force Majeure. During a disability period caused by Force Majeure that affects the Receiver Volume Guarantee percentage requirement as provided in Article XIV (e.g., a Force Majeure event that prevents rail delivery of Solid Fuel but permits Indiantown to continue operation such Receiver Volume Guarantee percentage requirement shall be reduced by the percentage of Tons or portions thereof not transported hereunder during the period affected by the Force Majeure event.

ARTICLE XXIII – ABANDONMENT

     1.     Abandonment of Origins – Except as provided in this Article, any origin that is abandoned during the term of this Agreement is automatically deleted from this Agreement, without further liability to any party. Carrier agrees to withhold abandonment of Receiver’s Origins subject to the conditions set forth in XXIII.2 below.

     2.     Rate Relief Due to Abandonment – In the event that Carrier abandons an Origin subject to the provisions of Paragraph 1 (above), all tonnage committed to be shipped from that Origin may be shipped from a replacement Origin at the same Rate as the abandoned Origin. Such replacement Origin shall be in the same Rate District as the abandoned Origin if possible.

ARTICLE XXIV – ADJUSTMENT OF MISCELLANEOUS CHARGES

     Carrier’s standard charges are published in Tariff CSXT 8200 Series as of the Effective Date of this Agreement and are not subject to the provisions of Article XIII and will be adjusted only in the event that Carrier adjusts and publishes its standard tariff charges in Tariff CSXT 8200 Series.

ARTICLE XXV – TONNAGE CERTIFICATION

     1.     Not later than thirty (30) days after the end of the prior Contract Year, Receiver shall send a written certificate to Carrier reporting the following:

(a) the total number of Tons of Solid Fuel which Receiver shipped to ICLP via all transportation modes from all originating points in the applicable Contract Year (whether an Origin listed under this Agreement or otherwise); and

(b) the number of Tons of Solid Fuel transported to the ICLP during the applicable Contract Year by means other than Carrier as a result of Force Majeure or Carrier’s inability or other failure to transport Solid Fuel; and

(c) the applicable Receiver Volume Guarantee percentage as provided in Article XIV; and

(d) the number of Tons of Solid Fuel which Receiver shipped to ICLP during the applicable Contract Year from all originating points (whether an Origin listed under this Agreement or otherwise) that are subject to the Receiver Volume Guarantee percentage requirements set forth in Article XIV for the applicable Contract Year (((a)*(c)) - (b)); and

(e) the number of Tons of Solid Fuel which Receiver Tendered to Carrier for transport to ICLP during the applicable Contract Year and(f) the number of shortfall Tons of Solid Fuel transported to ICLP by means other than Carrier that are subject to the provisions of paragraph 1 of Article XV ((d) - (e)); and

(g) the Dead Freight rate for Solid Fuel shortfall specified in paragraph 1 of Article XV ; and

(h) Dead Freight amount pursuant to paragraph 1 of Article XV ((f)*(g)).

     2.     For purposes of auditing Receiver’s Tonnage Certification and Receiver Volume Guarantee percentage requirement, a mutually selected third party shall have access, during normal business hours and with reasonable advanced notice, to the records of Carrier and Receiver to determine the accuracy of the records and to certify tonnage’s at the end of each Contract Year. Records will be available for Audit for two (2) years from the end of the Contract Year in question. Such records are to include, but are not limited to, weight tickets, vendor invoices, which would provide the necessary information for tonnage certification.

ARTICLE XXVI – NOTICES

     All notices under this Agreement (unless specifically provided otherwise), shall be in writing, and shall be sent by first-class mail and facsimile transmission addressed as follows:

     Receiver:
     By overnight delivery service, not including U.S. mail:

     Indiantown Cogeneration, L.P.
     13303 S.W. Silver Fox Lane
     Indiantown, FL 34956-9704
     Attn: General Manager
     Telephone No.: (772) 597-6500
     Fax No.: (772) 597-6520

     By U.S. mail:

     Indiantown Cogeneration, L.P.
     P.O. Box 1620
     Indiantown, FL 34956-9704
     Attn: General Manager
     Telephone No.: (772) 597-6500
     Fax No.: (772) 597-6520

          Indiantown

     with a copy to:
          PG&E National Energy Group
          7600 Wisconsin Avenue
          Bethesda, MD 20814
          Attn: General Counsel
          Telephone No.: (301) 280-6800
          Fax No.: (301) 280-6319

     Carrier:
          Director Utility Coal

          CSX Transportation
          500 Water Street ( J-842 )
          Jacksonville, FL 32202
          Telephone: 904-359-3153
          Fax Number 904 359-3341

     Lender:
          The Bank of New York Trust Company of Florida N. A.
          Towermarc Plaza, 2nd Floor
          10161 Centurion Parkway
          Jacksonville, FL 32256

or such other address as either party may designate in writing to the other.

ARTICLE XXVII – CORPORATE AUTHORITY

     Each party represents to the other that it has full corporate authority and the necessary approval to enter into and perform this Agreement in accordance with it’s terms.

ARTICLE XXVIII – ASSIGNMENT

     1.     Neither party may assign its rights under this Agreement without the non-assigning party’s written approval which shall not be unreasonably withheld. However, notwithstanding the above, Carrier may assign or delegate its rights, duties, obligations or interests in and to this Agreement to a subsidiary, affiliate or sister corporation; provided, however, that Carrier shall not be thereby relieved of its responsibilities or obligations hereunder without the written consent of Receiver, which consent shall not be unreasonably withheld. Furthermore, notwithstanding the above, Receiver may assign in whole or delegate in part its rights, duties, obligations or interests in and to this Agreement, parent, subsidiary, affiliate or sister corporation, provided that Receiver shall not be thereby relieved of its responsibilities or obligations hereunder without the written consent of Carrier, which consent shall not be unreasonably withheld. Receiver shall have the right, at its sole discretion, to withdraw the assignment of this Agreement from a third party Shipper. This Agreement shall likewise apply to any successor in interest to either Carrier or Receiver. In addition, Receiver, without the need for consent from Carrier, may also assign, pledge, or transfer its rights under this Agreement as security for financing; provided, however, that Receiver shall not be thereby relieved of its responsibilities or obligations hereunder until such time as any such assignee, pledge or transferee shall notify Carrier that it has exercised its rights in respect of such assignment, pledge or transfer.

     2.     Exercise of Rights by Receiver’s Lenders. Receiver shall provide notice to Carrier of any assignment by Receiver of this Agreement to its lenders or any agent acting on their behalf as security for financing pursuant to the last sentence of Article XXIII.1. The Carrier agrees to provide a copy of any default notice delivered to Receiver hereunder to the Receiver’s lenders or any agent acting on their behalf concurrently with the delivery of such notice to the Receiver. Carrier agrees that Receiver’s lenders or any agent acting on their behalf shall have a reasonable opportunity after receipt of notice of default to remedy the default, or cause the same to be remedied. Upon notice by Receiver’s lenders to Carrier that such lenders are exercising their rights in connection with such assignment under any relevant security documents between Receiver and its lenders, (i) such lenders and any agent acting on their behalf shall be entitled to exercise any and all rights of, and may, at its option, elect to perform all obligations of, the Receiver under this Agreement (or cause a receiver to be appointed to do so), and (ii) such lenders may assign their security interests in this Agreement, enforce their security interests in this Agreement by any lawful means, foreclose their security interest on this Agreement, and assign the rights, interests and obligations of Receiver under this Agreement to any purchaser or transferee of Receiver’s electric generating facility, if such purchaser or transferee shall assume all of the obligations of Receiver under this Agreement. Receiver’s lenders shall not be liable to perform any of Receiver’s obligations under this Agreement in the absence of an express agreement with respect to such assumption. In the event that this Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving Receiver, and if within ninety (90) days after such rejection, Receiver’s lenders or any agent acting on their behalf or any assignee or transferee thereof shall so request and shall certify in writing to the Carrier that it intends to perform the obligations of Receiver under this Agreement, the Carrier will execute and deliver to such lenders or their agent or such assignee or transferee a new agreement, pursuant to which the Carrier shall agree to perform the obligations contemplated to be performed by the Carrier under this Agreement and which shall be for the balance of the remaining term under this Agreement before giving effect to such rejection and shall contain the same conditions, agreements, terms, provisions and limitations as this Agreement (except for any requirements which have been fulfilled by Receiver prior to such rejection). The parties hereto acknowledge and agree that any material amendment of this Agreement will not be effective unless Carrier has given Receiver’s lenders written notice thereof as provided in paragraph 3 of this Article XXVIII together with a copy of such amendment. Such lenders (or an agent acting on their behalf) shall have ten (10) business days after the delivery of such notice to provide notice in writing to Carrier, with a copy to Receiver, of approval (which approval shall not be unreasonably withheld) or disapproval of such amendment. If the amendment is thereby disapproved, then such amendment shall not go into effect. If such lenders (or an agent acting on their behalf) do not respond in writing to Carrier and Receiver within such period of ten (10) business days, the amendment shall be deemed approved by the lenders, and Carrier and Receiver may enter into and effect the amendment with no further requirement for consent or approval of the lenders. The provisions of this Article XXIII.2 are for the benefit of Receiver’s lenders and may be separately enforced by such lenders or any agent acting on their behalf against Carrier. Carrier and Receiver shall also execute such consent and agreement or similar documents with respect to a collateral assignment hereof, as the Financing Parties may reasonably request in connection with the Financing Documents.

ARTICLE XXIX – CAPTIONS

     The captions and headings in this Agreement are for the convenience of reference only and shall not define nor limit any of the terms or provisions thereof.

ARTICLE XXX – APPLICABLE LAW

     To the extent not governed by applicable Federal Statute, the laws of the State of Florida shall govern the validity, construction and performance of this Agreement and all controversies and claims arising there under.

ARTICLE XXXI – NO WAIVER OF PERFORMANCE

     The failure of any party to insist in any one or more instances upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of such performance of any such term, covenant or condition, and each party’s obligation with respect to such future performance shall remain in full force and effect.

ARTICLE XXXII – COUNTERPARTS

     This agreement may be executed in counterparts, each of which shall be deemed an original.

ARTICLE XXXIII – CONFIDENTIALITY

     A party shall not disclose to any third party the terms of this Agreement or any information received from the other party and designated as proprietary or confidential (“Confidential Information”) except to comply with any applicable law, order, or regulation; provided, that each party shall notify the other party in writing of any proceeding of which it is aware that may result in disclosure of Confidential Information. The parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. Notwithstanding the foregoing, a party may disclose Confidential Information to those of its officers, directors, employees, affiliates, investors or potential investors, consultants, lenders (and such lenders’ counsel and consultants), counsel, accountants, power purchasers, or permitted assignees (or delegees) who have a need or legal right to know such Confidential Information and who have been made aware of and have acknowledged the obligation of confidentiality hereunder. The foregoing obligations of the receiving party shall terminate if and when, but only to the extent that, the Confidential Information (i) is or shall become publicly known through no fault of the receiving party, (ii) is in the receiving party’s possession as supported by written records prior to receipt of the Confidential Information from the disclosing party, or (iii) is disclosed to the receiving party by a third party who is legally free to disclose the Confidential Information.

ARTICLE XXXIV – ENTIRE ROUTE

     The Receiver may not use this Agreement as a proportional rate or as part of the transportation of the Solid Fuel transported hereunder in a through route without the written permission of the Carrier.

ARTICLE XXXV – RECORDS INSPECTION

     In addition to auditing tonnage to monitor Receivers compliance with its volume guarantee, each party shall have access during normal business hours with reasonable advance notice for a period not to exceed seven (7) years from the Contract Year in question to the records of the other party to determine accuracy of the records and to certify tonnages at the end of the Contract Year. These records are to include, but not limited to weight tickets, vendor invoices, mine manifest tickets, which would provide the necessary information for tonnage certification.

ARTICLE XXXVI – ASSUMPTION OBLIGATION & REFUND PAYMENT

     In further consideration of this Agreement, within ten (10) days after the effective date of this Agreement, Carrier will rebate to Receiver the difference between the Tariff Rates and System Car Rates shown in Appendix A for all trains tendered by Carrier to Receiver for the period of April 1, 2003 through the effective date of this Agreement (the “Gross Rebate”) less the amount of $1,112,960.54 (the “Net Rebate”). Receiver is permitting Carrier to rebate the Net Rebate, rather than the Gross Rebate, (i) to exercise certain of the Receiver’s rights under that certain PRIVATE CAR USE, DEMURRAGE AND GUARANTEE AGREEMENT, CSXT-C-04339 (the “Private Car Agreement”), and (ii) as consideration for the assignment by Carrier to Receiver of all of Carrier’s claims and rights against Lodestar Energy, Inc. (“Lodestar”)for amounts due under the Private Car Agreement and any other contract, agreement, or invoice. Following the payment of the Net Rebate to Receiver, all obligations of Carrier to Receiver under the Private Car Agreement and all obligations of Receiver to Carrier under the Private Car Agreement shall be terminated, and all of Carrier’s claims and rights against Lodestar for amounts due under the Private Car Agreement and any other contract, agreement or invoice shall thereupon be assigned to the Receiver pursuant to an assignment agreement in form and substance reasonably acceptable to Receiver and containing customary representations and warranties as to the validity of Carrier’s claims against Lodestar and similar matters. Receiver and Carrier acknowledge and agree that performance under Article XXXV and execution of this Contract fully satisfies and discharges the obligations of Carrier to Receiver and Receiver to Carrier under the Private Car Agreement, but expressly acknowledge and agree that such performance and execution neither satisfies nor discharges or in any way affects the Carrier’s claims and rights against Lodestar under the Private Car Agreement or any other contract, agreement, or invoice, all of which claims and rights are being assigned to Receiver as described above.

ARTICLE XXXVII – RELATIONSHIP WITH FP&L

     Carrier agrees that it will not pursue a claim against Florida Power & Light Company (“FP&L”) for any indirect, incidental or consequential damages that Carrier may incur from the performance, nonperformance or delay in the performance by FP&L of its obligations in the Agreement for the Purchase of Firm Capacity and Energy between Receiver and FP&L dated March 31, 1990. Nothing in this Article XXXVII shall affect or limit Carrier’s rights and remedies under this Agreement against Receiver or any successor or assignee of Receiver under this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

CSX Transportation, Inc.
Witness
BY:	\s\ MIKE SULLIVAN	BY:	\s\ CHRIS JENKINS

Title: Senior VP Coal Service Group

Indiantown		Indiantown Cogeneration, L.P.,

Witness
BY:	\s\ PAULA FOSTER	BY:	\s\ F. JOSEPH FEYDER

Title: Vice President

APPENDIX A
INDIANTOWN CSXT-C-82552
CSXT SOLID FUEL RATES TO INDIANTOWN

Level I Rates

	24 Hr Load			4 Hr Load
	System	Private	Private	System	Private	Private
	RR	Aluminum	Steel	RR	Aluminum	Steel
	95 Car	95 Car	95 Car	95 Car	95 Car	95 Car
Origin District
JM-Harlan	$22.54	$20.44	$21.74	$22.19	$20.09	$21.39
Hazard / Elkhorn	$23.64	$21.54	$22.84	$23.34	$21.24	$22.54
W. Kentucky	$23.64	$21.54	$22.84	$23.34	$21.24	$22.54
Clinchfield	$21.99	$19.89	$21.19	$21.68	$19.58	$20.88
Southwest VA	$21.99	$19.89	$21.19	$21.68	$19.58	$20.88
Big Sandy	$23.09	$20.99	$22.29	$22.73	$20.63	$21.93
Kanawha	$24.19	$22.09	$23.39	$23.86	$21.76	$23.06
Alabama	$19.29	$17.19	$18.49	$18.93	$16.83	$18.13
Gauley North	XXX	XXX	XXX	$27.38	$25.28	$26.58
Fairmont	XXX	XXX	XXX	$25.58	$23.48	$24.78
MGA	XXX	XXX	XXX	$26.01	$23.91	$25.21
Origin Specific
Charleston SC*	$20.22	$18.12	$19.42	XXX	XXX	XXX
Mobile, AL*	$21.72	$19.62	$20.92	XXX	XXX	XXX

 *The Charleston, SC and Mobile, AL rates will remain within Appendix A through 5/31/06. These rates wil be re-negotiated effective 6/1/06. These rates are void and expired if not used within a rolling 18 month period starting with the Effective Date of this Contract.

Notes:

**Private Aluminum Rates apply to shipments in Receiver Cars that meet a cubical capacity as specified in Article V.1. and a maximum tare weight of 48,000 lbs. and are designated as aluminum cars. Private Steel Rates apply to Receiver Cars not meeting these specifications, regardless of the manufactures’s railcar composition desigination

For shipments of Synthetic fuel (STCC-29-911-91), the above rates will be increased by $0.75/Net Ton

LEVEL II RATES

If pursuant to Article XII Level II Rates are to apply, such Level II Rate shall equal the Level I Rate determined above plus $0.25/NT.